Exhibit 99.1

Jazz Pharmaceuticals, Inc. Announces Fourth Quarter and Full Year 2008 Financial Results

PALO ALTO, Calif., March 26, 2009 /PRNewswire-FirstCall/ — Jazz Pharmaceuticals, Inc. (Nasdaq: JAZZ) today announced financial results for the fourth quarter and full year ended December 31, 2008.

Total revenues for the quarter ended December 31, 2008 were $19.6 million, compared to $15.5 million for the quarter ended December 31, 2007. Total revenues for the year ended December 31, 2008 were $67.5 million, compared to $65.3 million for the year ended December 31, 2007. Total revenues for 2008 included contract revenue of $1.1 million, compared to $10.6 million for 2007, which included $9.5 million of milestone payments from UCB Pharma Limited. A $10.0 million milestone payment received in 2008 from UCB Pharma Limited will be recorded as contract revenue in 2009.

XYREM® (sodium oxybate) oral solution net sales increased 42% to $15.8 million for the quarter ended December 31, 2008, compared to sales of $11.1 million for the quarter ended December 31, 2007. XYREM net sales for the year ended December 31, 2008 increased 38% to $53.8 million, compared with $39.0 million for the year ended December 31, 2007. Net sales of once-daily LUVOX CR® (fluvoxamine maleate) Extended-Release Capsules, launched in April 2008, were $3.1 million for the fourth quarter of 2008 and $5.7 million for the nine-month period since launch.

Research and development expenses for the quarter ended December 31, 2008 were $14.7 million, compared to $20.5 million for the quarter ended December 31, 2007. For the year ended December 31, 2008, research and development expenses were $70.0 million, compared to $69.8 million for the year ended December 31, 2007. Research and development expenses in both 2008 and 2007 primarily reflect the expenses relating to the Phase III clinical activities for the company’s JZP-6 (sodium oxybate for the treatment of fibromyalgia) product candidate. Lower expenses in the fourth quarter of 2008 also reflect a reduced level of activity on development programs other than JZP-6, pending partnering or other funds to pursue future development of those programs.

Selling, general and administrative expenses for the quarter ended December 31, 2008 were $20.2 million, compared to $28.0 million for the quarter ended December 31, 2007. For the year ended December 31, 2008, selling, general and administrative expenses were $111.4 million, compared to $78.5 million for the year ended December 31, 2007. The increase in 2008 was primarily due to spending in connection with launch activities for LUVOX CR, including increased headcount and higher expenses to support the company’s expanded sales force. The decrease in the fourth quarter of 2008 reflects a decrease in spending on LUVOX CR and reductions in headcount.

Jazz Pharmaceuticals’ net loss for the quarter ended December 31, 2008 was $56.9 million, compared to a net loss of $60.0 million for the quarter ended December 31, 2007. For the year ended December 31, 2008, the net loss was $184.3 million, compared to a net loss of $138.8 million for the year ended December 31, 2007. Expenses for 2008 included a fourth quarter non-cash impairment charge of $29.8 million relating to the company’s LUVOX CR intangible asset. Expenses for 2007 included a fourth quarter non-cash impairment charge of $20.2 million relating to the company’s Antizol® (fomepizole) intangible asset; the rights to that product were sold to a third party during the third quarter of 2008. Net loss for 2008 also included increased interest expense, as compared with 2007, due primarily to the issuance of $40.0 million of additional senior secured notes in March 2008. Net loss for 2007 included a $17.5 million provision for the previously disclosed settlement of a government investigation of Orphan Medical.

Jazz Pharmaceuticals’ cash, cash equivalents and marketable securities as of December 31, 2008 were $25.9 million, excluding restricted cash of $1.9 million. As previously disclosed, Jazz Pharmaceuticals did not make the $4.5 million interest payment due on December 31, 2008 on its outstanding $119.5 million principal amount of senior secured notes, and has received a notice of default from the noteholders. As a result of the default, the noteholders have the right, at any time, to accelerate the notes and require payment in full of the principal and interest, plus a pre-payment penalty. While Jazz Pharmaceuticals believes that its current cash resources, together with anticipated revenues from product sales, will be sufficient to fund its operations, they are not sufficient to fund both its operations and any payment of interest or repayment of principal on the notes. Jazz Pharmaceuticals is currently seeking a number of financing and strategic alternatives and is in discussions with the holders of the senior secured notes with respect to the December 31, 2008 interest payment default and the status of the notes. The report of the Jazz Pharmaceutical’s independent registered public accounting firm on the Company’s consolidated financial statements included in its Annual Report on Form 10-K for the year ended December 31, 2008 includes an explanatory paragraph expressing substantial doubt about the company’s ability to continue as a going concern.

About Jazz Pharmaceuticals, Inc.

Jazz Pharmaceuticals is a specialty pharmaceutical company focused on identifying, developing and commercializing innovative products to meet unmet medical needs in neurology and psychiatry. For further information see www.JazzPharmaceuticals.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements, including, but not limited to, statements related to Jazz Pharmaceuticals’ ability to fund its operations on an ongoing basis, financing and strategic alternatives for the company, the status of the company’s senior secured notes and potential partnering arrangements for certain of the company’s programs. These forward-looking statements are based on the company’s current expectations and inherently involve significant risks and uncertainties. Jazz Pharmaceuticals’ actual results and the timing of events could differ materially from those anticipated in such forward looking statements as a result of these risks and uncertainties, which include, without limitation, risks related to the company’s default on its senior secured notes, the right of the note holders to accelerate the obligations at any time, the company’s potential need to seek protection under the provisions of the U.S. Bankruptcy Code in the event of an acceleration of the senior secured notes or otherwise and the resulting risk to the stockholders’ receipt of any value for their shares; the company’s need to raise additional funds; product sales and revenues; and the cost and results of product development and clinical trials. These and other risk factors are discussed under “Risk Factors” in the Annual Report on Form 10-K for the year ended December 31, 2008 filed by Jazz Pharmaceuticals with the Securities and Exchange Commission on March 26, 2009. Jazz Pharmaceuticals undertakes no duty or obligation to update any forward-looking statements contained in this release as a result of new information, future events or changes in its expectations.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales, net	$18,880	$14,860	$64,637	$53,536
Royalties, net	431	332	1,739	1,156
Contract revenues	284	285	1,138	10,611

Total revenues	19,595	15,477	67,514	65,303
Operating expenses:
Cost of product sales	3,305	3,283	13,924	8,903
Research and development	14,689	20,540	69,963	69,792
Selling, general and administrative	20,183	27,958	111,401	78,540
Intangible asset amortization	3,374	2,280	12,828	9,217
Intangible asset impairment	29,763	20,160	29,763	20,160
Provision for government settlement	—	—	—	17,469

Total operating expenses	71,314	74,221	237,879	204,081

Loss from operations	(51,719)	(58,744)	(170,365)	(138,778)
Interest income	134	1,582	1,834	5,942
Interest expense	(5,365)	(3,554)	(19,742)	(13,647)
Other income (expense)	10	(19)	16	1,797
Gain on sale of product rights	—	715	3,918	5,860

Net loss	$(56,940)	$(60,020)	$(184,339)	$(138,826)

Net loss per share, basic and diluted	$(2.04)	$(2.53)	$(7.19)	$(10.04)

Weighted-average common shares used in computing net loss per share, basic and diluted	27,948	23,694	25,646	13,829

JAZZ PHARMACEUTICALS, INC.

SUMMARY OF PRODUCT SALES, NET

(In thousands)

(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2008	2007	2008	2007
Xyrem	$15,823	$11,120	$53,803	$39,018
Luvox CR	3,057	—	5,728	—
Antizol (1)	—	3,740	5,106	14,153
Cystadane (2)	—	—	—	365

Total	$18,880	$14,860	$64,637	$53,536

(1)	The Company sold its rights to and interests in Antizol and Antizol-Vet in August 2008.

(2)	The Company sold its rights to and interests in Cystadane in March 2007.

JAZZ PHARMACEUTICALS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	December 31,
	2008	2007
ASSETS
Current assets:
Cash, cash equivalents and marketable securities	$25,907	$102,945
Restricted cash	1,913	1,939
Accounts receivable	6,643	5,389
Inventories	4,788	2,213
Prepaid expenses	2,366	3,224
Other current assets	2,382	381

Total current assets	43,999	116,091
Property and equipment, net	2,514	3,941
Intangible assets, net	32,526	36,040
Goodwill	38,213	38,213
Long-term restricted cash and investments	—	12,000
Other long-term assets	246	1,269

Total assets	$117,498	$207,554

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Line of credit	$3,875	$3,459
Senior secured notes	118,534	—
Accounts payable	5,736	2,856
Accrued liabilities	19,024	29,047
Purchased product rights liability	14,000	—
Deferred revenue	12,322	1,494

Total current liabilities	173,491	36,856
Non-current portion of deferred revenue	11,330	12,468
Liability under government settlement	13,063	14,881
Senior secured notes	—	75,116
Common stock subject to repurchase	12,492	13,241
Stockholders’ equity (deficit)	(92,878)	54,992

Total liabilities and stockholders’ equity (deficit)	$117,498	$207,554

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Contacts:

BCC Partners on behalf of Jazz Pharmaceuticals, Inc.

Karen L. Bergman, 650-575-1509

Michelle Corral, 415-794-8662

Jazz Pharmaceuticals, Inc.

Willie Quinn, Executive Director, Corporate Development

650-496-2800

investorinfo@jazzpharmaceuticals.com